Exhibit 2.2
    Stock Purchase Agreement dated as of December 6, 2001 between
    Graham Energy of Nevada, Inc. and Silk Botanicals.Com, Inc.


                       STOCK PURCHASE AGREEMENT

	THIS STOCK PURCHASE AGREEMENT is made as of 6th December 2001 by and between Silk Botanical.com, Inc. under the laws of the State of Florida, hereinafter referred to as "First Party". First Party is domiciled in and its principal office is at 975 S. Congress Avenue, Suite 102, Delray Beach, Florida 3345*. The other contracting party is Graham Energy, Inc. Graham Energy, Inc. is a Texas corporation domiciled in Abilene, Texas and its address is 2482 Merchant, Abilene, TX 79602. Graham Energy, Inc. will hereinafter be referred to as "Second Party."

	WHEREAS: Second Party is the owner of all of the issued and outstanding shares of stock, which comprises fifteen million (15,000,000) shares of common stock of Graham Energy of NV, Inc., a Nevada corporation, hereinafter called "Graham Nevada." The fifteen million (15,000,000) shares of common stock of Graham Nevada shall hereinafter called, "the Graham Nevada Shares."

	WHEREAS, Second Party wishes to sell to First Party First Party, and First Party wishes to purchase from Second Party the Graham Nevada Shares, and consideration of and in exchange for the issuance and delivery by First Party to Second Party of four million (4,000,000) shares of First Party's common stock, hereinafter called "the Subject
First Party Shares."   The exchange will be on the terms and
conditions hereinafter set forth;

	WHEREAS, it is the intention of the parties that the exchange of stock herein provided for be treated as a Type "B" reorganization in compliance with requirements of Section 368 of the Internal Revenue
Code of 1954, as amended;

	WHEREAS, the transactions involving the offer and sale by First Party to Second Party of the Subject First Party Shares are intended to be in accordance with (1) the exemption of exemptions from registration under the securities in Exchange Act of 1933, as amended, hereinafter called "the Act," under Section 3 (b) and/or 4 (2) of the Act and/or Regulation D, hereinafter called "Regulation D," promulgated there under by the United States Securities and Exchange Commission, hereinafter called "the Commission," and/or Section 4
(6) of the Act; and, (2) the exemption from registration provided by
Section 90.530 (11) of Nevada Revised Statutes;

	WHEREAS, the transactions involving the offer and sale by Second Party to First Party of the Subject First Party Shares are intended to be in accordance with (1) the exemption from registration under
Section 4(1) of the Act and (2) the exemption from registration


          Exhibit 2.2 - Pg. 1


provided by Section 90.530 (1) of Nevada Revised Statutes; and,

	NOW THEREFORE, the parties hereto, in consideration of the promises and covenants hereinafter contained, hereby agree as follows:

	1. Plan of Reorganization. It is the intention of the parties hereto that all of the issued and outstanding capital stock of Graham Nevada, being the Graham Nevada Shares, be acquired by First Party in a tax free exchange solely for the Subject First Party Shares.

2. Exchange of Shares. The Graham Nevada Shares shall be transferred to First Party in exchange for the Subject First Party Shares, which shall be issued and delivered to Second Party at the closing on the Closing Date (as hereinafter defined).

3.  Representations of Second Party and Graham Nevada.  Second
Party represents and warrants to First Party as follows:

a.	Second Party is duly organized and shall be at
        the time of the Closing Date or shortly
        thereafter, validly existing under and pursuant to the laws of the States of Texas with full power to conduct the business in which they are engaged.

b.	This agreement has been duly authorized, executed
        and delivered on behalf of Second Party, and is enforceable in accordance with its terms; and Second Party has full power and lawful authority to sell the Graham Shares on the terms and conditions herein set forth.

c.	The consummation of the transactions contemplated
        by this Agreement in compliance with the provisions hereof will not result in any breach of any of the terms, conditions, or provisions of or constitute a default under, or result in the creation of any lien, charge, or encumbrance on any property or asset of said Second Party pursuant to any indenture, mortgage, deed of trust, agreement, articles of incorporation, bylaws, contract, or any other instrument to which Second Party is a party or to which Second
        Party may be bound.

d.	Second Party is the sole owner of the Graham
        Nevada Shares appearing of record in its name and of all of the outstanding shares, whether common or preferred, of Graham Nevada. - The Graham


          Exhibit 2.2. - Pg. 2


        Nevada Shares are free from claims, liens, or other encumbrances and Graham Nevada has the unqualified right to the transfer the Graham
        Nevada Shares. The Graham Nevada Shares constitute all of validly issued shares of stock of Graham Nevada and are fully paid and non-assessable.

4.	Second Party and Graham Nevada represent and warrant to
First Party as follows:


4.1	Due Organization; Capitalization and Articles, Bylaws
and Records.

        Graham Nevada is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the full corporate power and authority to own its properties, carry on its business as it is now or will be conducted and perform its obligations under all Contracts (as herein defined), and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Part e.1 of the Disclosure Schedule ("Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) attached hereto as Exhibit "B" which is attached to the Agreement and incorporated in the Agreement by reference), which constitutes all the jurisdictions in which Company conducts any business. The authorized capital stock of Company consists of fifteen million (15,000,000) shares of Common Stock, $0.0001par value per share, of which fifteen million (15,000,000) shares are outstanding, free and clear of all liens, encumbrances, security agreements options, claims, charges and restrictions, all of which outstanding shares are validly issued, fully paid and non-assessable. There are no shares of Graham Nevada's capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Graham Nevada, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Graham Nevada's capital stock, nor are there any instruments, or agreements giving anyone the right to acquire any such rights. The minute books and stock records of Graham Nevada are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Graham Nevada's minute books and stock


          Exhibit 2.2 - Pg. 3


        records, including Graham Nevada's Articles of Incorporation and Bylaws and all amendments to both, have been delivered to the Company. Graham Nevada is not in default under or in violation of any provision of its Articles of Incorporation or its Bylaws. The books of account, stock records, minute books and other records of Graham Nevada are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.


4.2 	Authorities; Binding Nature of Agreements.

4.2.1	Graham Nevada has the absolute and unrestricted right,
        power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Graham Nevada in connection with this Agreement, and the execution, delivery and performance by Graham Nevada of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Graham Nevada and its shareholders, Board of Directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Graham Nevada, enforceable against Graham Nevada in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights.

4.3	Non-Contravention; Consents. To the best knowledge of
        Company, neither the execution nor delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

4.3.1	Contravene, conflict with or result in a violation of
        (i) any of the provisions of Graham Nevada's articles of incorporation or Bylaws, or (ii) any resolution adopted by Graham Nevada's shareholders, Graham Nevada's Board of Directors or any committee of Graham Nevada's Board of Directors;

4.3.2	Contravene, conflict with or result in a violation of,
        or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal


          Exhibit 2.2 - Pg. 4


        Requirement or any Order to which Graham Nevada, or any of the assets owned or used by Graham Nevada, is subject;

4.3.3	Cause First Party to become subject to, or to become
        liable for the payment of, any Tax;


4.3.4	Contravene, conflict with or result in a violation or
        breach of, or result in a default under, any provision of any of the Contracts;

4.3.5	Give any Person the right to (i) declare a default or
        exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract;

4.3.6	Give any Person the right to any payment by Graham
        Nevada or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Graham Nevada in favor of any Person, in any such case as a result of the change in control of Graham Nevada or otherwise resulting from the transactions contemplated hereby;

4.4	Financial Statements.

4.4.1	Graham Nevada has delivered to the Company the
        following financial statements and notes, which are included in Part 2.4 of the Disclosure Schedule (collectively, the
        "Financial Statements"):

        (a)     The audited balance sheets of
        Graham Nevada as of September 30th, 2001 (the "Audited
        Balance Sheet"), and related unaudited statements of operations for the November month then ended; and

        (b)     The Financial Statements are
        complete and correct, in accordance with the books and records of Graham Nevada, present fairly and accurately the financial position of Graham Nevada as of the respective dates thereof and the results of operations and changes in shareholder's equity and fund balance and cash flows of Graham Nevada for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basis, subject, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes.


         Exhibit 2.2 - Pg. 5


4.5	Liabilities.

4.5.1	Graham Nevada has no Liabilities, except for:

        (a)     Liabilities reflected as part of the Audited
        Balance Sheet;

        (b)     Liabilities (of the type required
        to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Graham Nevada in the ordinary course of business since September 30th, 2001, which are disclosed in Part 2.5 of the Disclosure Schedule, none of which individually or in the aggregate had or will have an material adverse effect on the business of Graham Nevada or its property, assets, financial condition, earnings, profits or prospects; and

        (c)     Graham Nevada's obligations under
        the Contracts listed in Part e.5 of the Disclosure Schedule and under Excluded Contracts.

4.5.2	Part e.5 of the Disclosure Schedule:

        (a)     Provides an accurate and complete
        breakdown and aging of Graham Nevada's accounts payable as of September 30th, 2001;

(b)	Provides an accurate and complete
        breakdown of Graham Nevada's long term debt (of which there is none) as of the date of this Agreement; and

(c)	Accurately identifies, and
        provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $5,000 from Graham Nevada from September 30th, 2000 through September 30th, 2001. Except as disclosed in
        Part 2.5 of the Disclosure Schedule, Graham Nevada has no notice of or reason to believe that any of the suppliers listed in this Part e.5 of the Disclosure Schedule will not continue to be suppliers of Graham Nevada after the Closing.

4.6	Absence of Changes.

        4.6.1   Except as set forth in Part e.6 of the Disclosure
        Schedule since September 30th, 2001:

        (a)     Their Nevada's knowledge, there
        has not been any material adverse effect in Graham Nevada's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and to Graham Nevada's knowledge, no event has occurred


          Exhibit 2.2 - Pg. 6


        that likely would have an adverse effect on Graham Nevada's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

        (b)     To the best of their knowledge,
        Graham Nevada has not entered into any transaction of any kind or taken any other action outside the ordinary course of business;

        (c)     To the best of their knowledge,
        Graham Nevada has not implemented any change affecting the banking and safe deposit arrangements or powers of attorney or grants of agency in effect for Graham Nevada, any new bank accounts or safe deposit boxes opened for Graham Nevada, or any new powers of attorney or grants of agency executed or made by Graham Nevada;

        (d)     To the best of their knowledge,
        Graham Nevada has not failed to perform any of its obligations in any material respect or suffering or permitting any default to exist under, or receipt of a notice of termination, breach or default with respect to any contract to which any of them is a party or by which it or any of its property may be bound or affected;

        (e)     To the best of their knowledge,
        Graham Nevada has not transferred or granted any rights in or entered into any settlement regarding its proprietary assets;

        (f)     To the best of their knowledge,
        Graham Nevada has used its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals; and

        (g)     To the best of their knowledge,
        Graham Nevada has not agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses "c" through "f" above.

4.7.7	Real Estate.

4.7.1	To the best of their knowledge, Graham Nevada has no
        right, title or interest in, or any obligation or duty relating to, any real estate or real property, except for its interest as a tenant, lessee, subtenant or sub lessee under the leases disclosed on Part 2.7 of the Disclosure Schedule (the "Leases");


          Exhibit 2.2 - Pg. 7


4.7.2	(1) All written and oral leases or subleases
        (collectively, the "Leases") of the Leased Properties are disclosed on Part 2.7 of the Disclosure Schedule, including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sub lessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-through, the amount of any security deposit, the lease expiration date, all options to renew and whether there are any non-disturbance agreements from mortgagees or paramount lessors; (2) Graham Texas has delivered to Graham Energy of NV, Inc. true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements; (3) Graham Nevada is not in material default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by Graham Nevada; and (4) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.


4.8	Title to Assets.  Except as set forth in Part e.8 of
        the Disclosure Schedule, to the best of their knowledge, Graham Nevada owns, free and clear of Encumbrances:

4.8.1	All assets reflected on the Audited Balance Sheet
        (except for inventory sold by Graham Nevada since September 30th, 2001, in the ordinary course of business);

4.8.2	All assets acquired by Graham Nevada since August 31,
        2001 (except for inventory sold by Graham Nevada since
        August 31, 2001, in the ordinary course of business);

4.8.3	All assets referred to in Parts 4.9 and 4.10 of the
        Disclosure Schedule and all of Graham Nevada's rights under Contracts; and

4.8.4	All other assets reflected in Graham Nevada's books and
        records as being owned by Graham Nevada.

4.9	Receivables.

4.9.1	To the best of their knowledge, Part 4.9 of the
        Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and


          Exhibit 2.2 - Pg. 8


        a list of all other receivables of Graham Nevada as of _________, 2001;

4.9.1	Except as set forth in Part 4.9 of the Disclosure
        Schedule, all existing accounts receivable of Graham Nevada (including those accounts receivable reflected on the un-audited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30th, 2001, and have not yet been collected):

        (a)     Represent valid obligations of
        customers of Graham Nevada arising from bona fide transactions entered into in the ordinary course of business;

        (b)     Are current and where known
        collection problems exist, such problems have been disclosed;

4.10	Equipment, etc.


        4.10.1 Part 4.10 of the Disclosure Schedule consists of Graham Nevada's capital equipment and depreciation schedule, which describes historical cost and depreciation information with respect to all of Graham Nevada's capital equipment, furniture, fixtures, improvements and other tangible personal property. Part 4.10 also accurately identifies all material tangible personal property leased to Graham Nevada;

        4.10.2  Each material asset of Graham Nevada:

        (a)     Is free of defects and
        deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted);

        (b)     Complies in all material
        respects and, to Graham Nevada's and each Shareholder's
        Knowledge, is being operated and otherwise used in full compliance with all applicable Legal Requirements;

        (c)     Is adequate for the uses to
        which it is being put;

        (d)     Is adequate for the conduct of
        Graham Nevada's business in the manner in which such business is currently being conducted;


          Exhibit 2.2 - Pg. 9


        (e)     Has been maintained in
        accordance with reasonable maintenance schedules;

        (f)     Is owned by Graham Nevada free
        and clear of any Encumbrance; and

        (g)     Is located at Graham Nevada's
        principal operations office.

4.11	Tax Matters.

        4.11.1 , To the best of their knowledge, except as set forth in Part 4.11 of the Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable by Graham Nevada (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Graham Nevada has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body;

        4.11.2 To the best of their knowledge, Part 4.11 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Graham Nevada with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Graham Nevada Returns"). All Graham Nevada Returns (including monthly payroll returns) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on Graham Nevada Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with Graham Nevada Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Graham Nevada has delivered to the Company accurate and complete copies of Graham Nevada Returns (other than monthly payroll returns) filed by Graham Nevada;

        4.11.3 To the best of their knowledge, except as disclosed in Part 4.11 of the Disclosure Schedule, Graham Nevada's liability for unpaid Taxes for all periods ending on or before the date of the Unaudited Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Audited Balance Sheet;

        4.11.4 To the best of their knowledge, Part 4.11 of the Disclosure Schedule accurately identifies each examination or audit of any Graham Nevada Return that has been


          Exhibit 2.2 - Pg. 10


        conducted by any Governmental Body. Graham Nevada has delivered to the Company accurate and complete copies of all audit reports and similar documents (to which Graham Nevada has access) relating to Graham Nevada Returns. Except as set forth in Part 4.11 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of Graham Nevada Returns has been granted (by Graham Nevada or any other Person), and no such extension or waiver has been requested from Graham Nevada;

        4.11.5 To the best of their knowledge, except as set forth in Part 4.14 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Graham Nevada in respect of any Tax.
        There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Selling Shareholder or Graham Nevada. Graham Nevada has not entered into or become bound by any agreement or consent pursuant to Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Graham Nevada has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Sec. 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing;

        4.11.6 To the best of their knowledge, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Graham Nevada that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Sec. 280G or Sec. 162 of the Code;

        4.11.7 To the best of their knowledge, Graham Nevada is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract;

        4.11.8 To the best of their knowledge, Graham Nevada is not a United States real property holding corporation within the meaning of Sec. 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Sec. 897(c)(1)(A)(ii) of the Code;


          Exhibit 2.2 - Pg. 11


        4.11.9 To the best of their knowledge, except as set forth in Part 4.11 of the Disclosure Schedule (Graham Nevada's Audited Financial Statements as of September 30th,
        2001) , Graham Nevada has no net operating losses or other tax attributes presently subject to limitation under Code Secs. 382, 383 or 384 or the federal consolidated return regulations;

        4.11.10 To the best of their knowledge, all Taxes required to be withheld from employees, deemed employees or other persons up to and through the Closing Date will have been withheld and timely deposited prior to the Closing;

        4.11.11 To the best of their knowledge, the requirements of Sec. 274 of the Code (disallowance of certain entertainment and similar expenses) have been complied with in all material respects;

        4.11.12 To the best of their knowledge, no non-deductible expenses have been deducted on the federal income Tax Return for any year open to audit by the Internal Revenue Service;

        4.11.13 To the best of their knowledge, except as set forth in Part 4.11 of the Disclosure Schedule, no Internal Revenue Service or state, county or local tax audit is currently in progress;

        4.11.13 To the best of their knowledge, Graham Nevada is not a party to any safe harbor lease within the meaning of Sec. 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
        Graham Nevada has not participated in an international boycott as defined in Code Sec. 999. Graham Nevada does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and Graham Nevada is not a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes;

4.12	Contracts.

        4.12.1 To the best of their knowledge, part 4.12 of the Disclosure Schedule identifies each material Contract (the "Contracts"). Except as identified in Part 2.15 of the Disclosure Schedule, all material Contracts are in writing. Graham Nevada has delivered to Graham Nevada accurate and complete copies of all written material Contracts identified in Part 4.12 of the Disclosure Schedule, including all amendments thereto;


          Exhibit 2.2 - Pg. 12


        4.12.2 To the best of their knowledge, each Contract is valid and in full force and effect, and is enforceable by Graham Nevada in accordance with its terms;

        4.12.3 To the best of their knowledge, except as set forth in Part 4.11 of the Disclosure Schedule:

        (a)     No person acting for Graham
        Nevada has violated or breached, or declared or committed any default under, any Contract;

        (b)     No event has occurred, and no
        circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any Person the right to declare a default or exercise any remedy or hinder any Contract, (C) give any Person the right to accelerate the maturity or performance of any Contract, or (D) give any Person the right to cancel, terminate or modify any Contract;

        (c)     Graham Nevada has not waived any
        of its rights under any Contract.

        4.12.4 To the best of their knowledge, each Person against which Graham Nevada has or may acquire any rights under any Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to Graham Nevada;

        4.12.5 To the best of their knowledge, except as set forth in Part 4.12 of the Disclosure Schedule:

        (a)     Graham Nevada has never
        guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the ordinary course of business; and

        (b)     Graham Nevada has never been a
        party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.


          Exhibit 2.2 - Page 13


        4.12.6 To the best of their knowledge, the performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement;

        4.12.7 To the best of their knowledge, except as identified in Part 4.12 of the Disclosure Schedule, no Person is materially renegotiating, or has the contractual right to materially renegotiate, any amount paid or payable to Graham Nevada under any Contract or any other term or provision of any Contract;

        4.12.8 To the best of their knowledge, the Contracts identified in Part 4.12 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Graham Nevada to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

        4.12.9 To the best of their knowledge, except as set forth in Part 4.12 of the Disclosure Schedule: (i) the Contracts of Graham Nevada, including but not limited to those described in Part 4.12 of the Disclosure Schedule, are legally valid, binding and enforceable agreements of Graham Nevada, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights, and, to the Knowledge of Graham Nevada and each Shareholder, the other parties thereto; Graham Nevada is not and, to the Knowledge of Graham Nevada and each Shareholder, no other party to any such Contract is in violation of or in default under such Contracts and no event or circumstances have occurred which constitute, or after notice or lapse of time or both would constitute, a violation or default there under on the part of Graham Nevada or, to the Knowledge of Graham Nevada, any other party thereto or result in a right to accelerate or loss of rights; and such Contracts will continue to be binding in accordance with their terms after the Closing, assuming any Consents listed in Part 4.12 of the Disclosure Schedule are obtained; (ii) Graham Nevada has fulfilled all obligations required pursuant to each Contract to have been performed by it, and Graham Nevada has no reason to believe that Graham Nevada will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and (iii) none of the payments required to be made under any Contract has been prepaid by more than 30 days prior to the due date of such payment there under and the estimated cost to complete any Contract of Graham Nevada, plus expenses incurred by them on that Contract, will not exceed the total Contract price.



          Exhibit 2.2 - Pg. 14


4.13	Proprietary Assets.

        4.13.1 Attached as Part 4.13 of the Disclosure Schedule is (i) a description of all Proprietary Assets owned by, licensed to or used in the business of Graham Nevada together with a designation of ownership, and (ii) a listing of all agreements or arrangements which affect the ownership or use of any Proprietary Asset. Except as set forth in
        Part 4.13 of the Disclosure Schedules, Graham Nevada is, or upon consummation of the transactions contemplated hereby will be, the owner of all right, title and interest in and to each such Proprietary Asset free and clear of all Encumbrances or has the right to use, free and clear of royalties (other than any as identified in the audited accounts) or any claims or rights of others, such Proprietary Assets;

        4.13.2 To the best of their knowledge, Graham Nevada has taken all measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Part 4.13 of the Disclosure Schedule;

        4.13.3 To the best of their knowledge, Graham Nevada is not infringing, and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any Proprietary Asset owned or used by any other Person. To the best Knowledge of Graham Nevada and each Shareholder, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Graham Nevada;

        4.13.4 To the best of their knowledge, the Proprietary Assets identified in Part 4.13 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable Graham Nevada to conduct its business in the manner in which its business is currently being conducted;

        4.13.5 To the best of their knowledge, Graham Nevada has not licensed or sublicensed any party to use any of the Proprietary Assets;

        4.13.6 To the best of their knowledge, there are no Orders pending against or affecting the Proprietary Assets;

        4.13.7 To the best of their knowledge, there is no unexpired valid patent on products or processes that Graham


          Exhibit 2.2  - Pg. 15


        Nevada uses in manufacturing its products that Graham Nevada is not entitled to use;

        4.13,8 To the best of their knowledge, neither the Selling Shareholder nor any officer, director or employee of Graham Nevada or, to the Knowledge of Graham Nevada or any Shareholder, any third party has an interest in any of the Proprietary Assets;

        4.13.9 To the best of their knowledge, there is no governmental restriction or limitation, domestic or foreign, excepting regulation by the Texas Railroad Commission on the manner in which any of the Proprietary Assets may be used.

4.14	Proceedings; Orders.

        4.14.1 To the best of their knowledge, except as set forth in Part 4.14 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding:

        (a)     That involves Graham Nevada or
        that otherwise relates to or likely would affect Graham
        Nevada's business or any of the assets owned or used by Graham Nevada (whether or not Graham Nevada is named as a party thereto); or

        (b)     That challenges, or that may have
        the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

        To the best of their knowledge, except as set forth in
        Part 4.14 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for Commencement of any such Proceeding;

        4.14.2 To the best of their knowledge, except as set forth in Part 4.14 of the Disclosure Schedule, no Proceeding has ever been commenced by or against Graham Nevada, and no Proceeding otherwise involving or relating to Graham Nevada has been pending or threatened at any time;

        4.14.3 To the best of their knowledge, except as disclosed in Part e14 of the Disclosure Schedule, each Proceeding listed in Part 2.14 of the Disclosure Schedule is fully covered by existing policies of insurance; and


          Exhibit 2.2. - Pg. 16


        4.14.5 To the best of their knowledge, except as disclosed in Part 4.14 of the Disclosure Schedule, Graham
        Nevada is not a party to any Proceeding as a party plaintiff, nor is Graham Nevada presently contemplating the initiation of any such Proceeding.

4.15	Bank Accounts.

        To the best of their knowledge, Part 4.15 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Graham Nevada at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account, and the purpose for which such account is used; (d) the current balance in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account and a description of the authority of each such individual with respect thereto.

        To the best of their knowledge, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Graham Nevada.

4.16	Compliance with Legal Requirements.

	4.16.1	To the best of their knowledge:

        (a)     Graham Nevada is in full
        compliance, in all material respects with each Legal
        Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

        (b)     No event has occurred, and no
        condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any material violation by Graham Nevada of, or a failure on the part of Graham Nevada to comply with, any Legal Requirement; and

        (c)     Graham Nevada has not received,
        at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Graham Nevada to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.


          Exhibit 2.2 - Pg. 17


4.17	Environmental Matters.

        4.17.1 Graham Nevada is in compliance in all-material respects with all applicable Environmental Laws. Graham Nevada has not received any notice or other communication (in writing or otherwise) that alleges that Graham Nevada is not in compliance with any Environmental Law, and there are no circumstances that likely would prevent or interfere with Graham Nevada's compliance with any Environmental Law in the future;

        4.17.2 No investigation made and no environmental assessments obtained by Graham Nevada shall limit or invalidate any representation or warranty made by or disclosures required under this Agreement; and

        4.17.3 Graham Nevada has not retained or assumed, either contractually, by operation of law or otherwise, the liability of any other person under any Environmental Law.

4.18	Brokers.

        No broker or finder has acted for Graham Nevada in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's or similar fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Graham Nevada.

4.19	Full Disclosure.

        4.19.1 To the best of their knowledge, none of the representations and warranties of any Graham Nevada in the Agreement or the Disclosure Schedule Updates contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading;

        4.19.2 To the best of their knowledge, as of the date of this Agreement, Graham Nevada has provided the Company and the Company's Representatives with full and complete access to all of Graham Nevada's records and other documents and data requested by them.


          Exhibit 2.2 - Pg. 18


4.20    Conduct of the Business of Graham Nevada Pending
        Closing. Between the date hereof and the Closing hereunder, Graham Nevada shall:

        4.20.1  Not take or suffer or permit any action
        which would render untrue any of the representations or warranties of Graham Nevada herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

        4.20.2 Conduct its Business in a good and diligent manner in the ordinary and usual course;

        4.20.3  Not enter into any contract, agreement,
        commitment or arrangement with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its Business, and not amend, modify or terminate any Graham Nevada Agreement without the prior written consent of Company; and

        4.20.4  Use its best efforts to preserve its
        business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

7.	Since the date of the aforesaid Audited Financial Statements, on the Closing Date there will not have been any material changes to the financial position of Graham Nevada except changes arising in the ordinary course of business, which change shall not amount to more than $5000.00.

8.	At the closing on the Closing Date Graham Nevada will be in good standing as a Nevada corporation.

9.	The Subject First Party Shares have not been and will not be registered under the Act in reliance upon an exemption or exemptions from registration as hereinabove stated. Second Party is purchasing the Subject First Party Shares without being furnished any offering memorandum or prospectus. However, during the course of the transaction, which is the subject of this Agreement and prior to the sale of the Subject First Party Shares, Second Party has had access to the information provided for under paragraph (b) (2) of Rule 502 of Regulation D.

5.	Graham Nevada is the owner of certain oil and gas assets, that has producing properties, inside locations and other available drilling sites and wishes to raise capital to commence operations and implement an orderly drilling and development program to fully develop the oil reserves. A description of the wells and properties is set


          Exhibit 2.2 - Pg. 19


forth in the Reserve Evaluation as provided by Nova Resources, Inc., Certified Petroleum Geologists and Professional Engineers, and Mooney Engineering Co., Certified Petroleum Engineers, dated on or about September, 2001, which is attached hereto and incorporated within as Exhibit "A".

6.	Audited Financial Statements of Graham Nevada, prepared by a certified public accountant qualified to practice before the United States Securities and Exchange Commission ("SEC"), will be provided to First Party on or before the Closing and shall state a minimum valuation of $81 million in assets of oil and gas reserves using a price of approximately $26.00 per barrel, and said valuation shall be based upon valuations dated on or about May 11, 2001 performed by certified petroleum geologists and engineers stating an aggregate value of of approximately $89,000,000, using a price of approximately $26.00 per barrel, and taking into account historical purchase and sale transactions required by the SEC. Said Audited Financial Statements will be a true and complete statement of the financial condition of Graham Nevada as of the date of September 30th, 2001. There will be no substantial [set limit to amount of liabilities] liabilities, either fixed or contingent, that are not reflected in said Audited Financial Statements other than contracts or obligations in the usual course of business and which have been disclosed; and, no such contracts or obligations in the usual course of business are liens or other liabilities which, if disclosed, would alter the financial condition of Graham Nevada as reflected in said Audited Financial Statements or as otherwise known to the parties hereto.


10.	The Subject First Party Shares are being acquired solely for
Second Party and its Assigns' own accounts, for investment, and are not being purchased with a view to or for resale, distribution, subdivision, or fractionalization thereof, and Second Party has no present plans to enter into any such contract, undertaking, agreement, or arrangement or otherwise to act as an "underwriter" as defined in
Section 2 (11) of the Act.

11.	Second Party acknowledges and is aware of the following:

        a. First Party is a Florida corporation which until recently was listed on the NASDAQ OTC Electronic
        Bulletin Board.

        b. The Subject First Party Shares constitute a speculative investment, which involves a high degree of risk to Second Party.

        c. There are restrictions on the transferability of the Subject First Party Shares. The Subject First Party
        Shares will not be, and any holders of the Subject
        First Party Shares have no rights to require that the Subject First Party Shares be, registered under the



          Exhibit 2.2 - Pg. 20


        Act. Second Party will not be able to avail itself of the provisions of Rule 144 promulgated by the Commission under the Act with respect to the resale of the Subject First Party Shares for at least one (1) year from the date of the issuance of the Subject First Party Shares. Accordingly, it may not be possible for Second Party to liquidate its investment in the Subject First Party Shares at the time that it may wish to do so.

12. Representations of the First Party. First Party represents and warrants to Second Party as follows:

        a. First Party was duly organized and is and shall be, on the Closing Date (as hereinafter defined), validly existing under and pursuant to the laws of the State of Florida with full power to conduct the business in which it is engaged and intends to engage.

        b.      First Party's stock was until recently
        listed on the NASDAQ OTC Electronic
        Bulletin Board and will as soon possible become relisted thereon. Thereafter, First
        Party will take such action as is necessary to cause its stock to be listed on the American Stock Exchange. It is intended that Application for such listing be accomplished on or before March 31, 2002.


        c. This Agreement has been duly authorized, executed and delivered on behalf of First
        Party, enforceable in accordance with its terms, and First Party has full power and lawful authority to sell and issue the Subject First Party Shares on the terms and conditions herein set forth.

        d.      The consummation of the transactions
        contemplated by this Agreement in
        compliance with the provisions hereof will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of First Party pursuant to any indenture, mortgage, deed of trust, agreement, articles of incorporation, bylaws, contract, or other instrument to which


          Exhibit 2.2 - Pg. 21


        First Party is a party or by which First
        Party may be bound.

        e. There is no litigation presently pending or threatened against First Party.

        f. The total number of shares of stock, which First Party is authorized to issue, is 300,000,000 common stock having a par value of $ 0.001 per share, and 50,000,000 shares of Preferred Stock, $.001 par value per share, of which 6,488,119 shares are presently issued and outstanding. These shares (except for 1900) are convertible each to one share of common stock.

        g.      The total number of the issued and
        outstanding shares of the common stock of First Party prior to the issuance of the Subject First Party Shares is 20,087,130 common shares. As a result of the anticipated reorganization currently being completed the total number of shares issued and outstanding before including the number of shares to be issued to the second party will be 9,815,014 shares of common stock.
        Therefore, the Subject First Party issued shares being 4,000,000 shares, (before the anticipated 2:1 reverse split) when issued and delivered to Second Party or its Assigns, will represent approximately thirty percent (30%) of the issued and outstanding shares of the common stock of First Party at that time.

        h.      The Subject First Party Shares all have
        voting rights and are fully paid and non-assessable.

        i. First Party is not supplying Second Party with any offering memorandum or other disclosure documentation under Subparagraph
        (b) (2) of Rule 502 of Regulation D other than as set forth herein. However, Second
        Party has had access to the requisite
        information and opportunities specified in subparagraph (b) (2) of Rule 502 of
        Regulation D.

        j.      Shortly after the closing of the
        transactions contemplated under this



          Exhibit 2.2 - Pg. 22

        Agreement and when Graham Nevada becomes a wholly-owned subsidiary of First Party,
        First Party will cause Graham Nevada to
        acquire 100% of the outstanding shares of and all of the assets of Texas
        International Petroleum from Wolfstone
        Corporation Inc. in exchange for two
        million (2,000,000) shares of First Party's common stock. The assets of Texas
        International Petroleum shall exceed
        $100,000,000 gross in oil and gas reserves as evaluated by Certified Petroleum
        Geologists and Engineers.

13.  	Indemnification.  The parties hereto agree to and shall indemnify each other and their successors and assigns against any and all damages resulting from any breach of any representation, warranty, or agreement set forth in this Agreement or the untruth or inaccuracy thereof. The parties hereto further agree to and shall indemnify each other and their successors and assigns against any and all debts, liabilities, chooses in action, or claims of any nature, absolute or contingent, resulting from such breach, untruth or inaccuracy. This indemnity shall survive the closing of the transactions contemplated hereunder but shall be limited to liabilities of which one party hereto shall receive notice in writing from the other parties or their or its successors and assigns within five (5) years from the date hereof. Such party or its successors and assigns shall notify the other parties of any such liabilities, breach of warranty, untruth, or inaccuracy of representation or any claim thereof with reasonable promptness, and such party or parties or its or their successors and assigns shall have, at their election, the right to compromise or defend any such matter involving asserted liability through counsel of their own choosing and at their own expense. Such notice and opportunity to compromise or defend, if applicable, shall be a condition precedent to any liability of such party under this indemnity. In the event that a party hereto undertakes to compromise or defend any such liability, then such party shall notify the other party or parties or its or their successors and assigns and shall cooperate with the other party or parties and its or their counsel in the compromising or defending against any such liabilities.

14.  	Survival of Representations.  The representations, warranties, and agreements of the parties hereto contained in this Agreement shall not be discharged or dissolved upon but shall survive the closing hereunder and shall be unaffected by any investigation made by any party at any time.

15.  	Closing.  The closing of the transactions contemplated under this
Agreement shall take place on January 10, 2002, at 3:00 p.m. ("the Closing Date" herein), at the office of the Graham Nevada's attorney, Patrick C. Clary, Chartered, 502 South Fourth Street, Suite 360, Las Vegas, Nevada, 89101.


          Exhibit 2.2 - Pg. 23


16.  	Notices.  Any notices to be given hereunder by one party hereto to the other party hereto shall be deemed to have been made if personally delivered or sent by certified mail, return receipt requested, Federal Express, United Parcel Service, Airborne Express, Express Mail or other overnight mail service, or facsimile transmission and addressed as follows:


If to First Party:		J. R. Bergmann
				975 S. Congress Ave., Suite 102
                                Delray Beach, Florida 33445


With copy to:                   Gary L. Blum, Esq.
				3278 Wilshire Boulevard, Suite 603
				Los Angeles, California 90010

If to Second Party:		Graham Energy, Inc.
				2482 Merchant, Abilene, Texas 79603
				Abilene, Texas 79603

With copy to:                   Patrick C. Clary, Chartered
				520 South Fourth Street, Suite 360
				Las Vegas, Nevada 89101

With copy to:                   Nelson Quinn, Esq.
				451 Pine Street, Suite 509 K
				Abilene, Texas 79601

The foregoing addresses may be changed in the same manner as provided hereinabove for the giving of notices.

17.	Attorneys' Fees.  If any litigation is commenced between or
among the parties hereto or their representatives concerning any provisions of this Agreement or the rights and duties of any person or entity in relation to it, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for her or its attorneys' fees in such litigation.

18. 	Counterparts.  This Agreement may be executed in
counterparts and as executed shall constitute one Agreement, binding on all the parties to it, notwithstanding all of the parties are not signatory to the original or to the same counterpart.

19.	 Binding Effect.  Except as otherwise provided to the
contrary, this shall be binding upon and inure to the benefit of the parties signatory to this and their successors and assigns.


          Exhibit 2.2 - Pg. 24


20.	Headings.  The headings of the paragraphs of this Agreement
in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph or section.

21.	 Additional Documents, Each of the parties hereto agrees to
execute with acknowledgment or affidavit, if required, any and all additional documents, which may be necessary or expedient in the consummation of this Agreement and the achievement of its purposes.

22.	Validity.   If any provision of this Agreement is held to
be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

23.	Interpretation.  When the context in which words are used
in this Agreement indicates that such is the intent, words in the singular number shall include the plural and in the masculine gender shall include the feminine and neuter, and vise versa.

24.	 Applicable Law.  It is the intention of the parties that
the laws of the State of Florida govern he validity of this Agreement, the construction of its terms and conditions, and the interpretation of the rights and duties of the parties.

25.	Integrated Agreement.  This Agreement constitutes the
entire understanding and agreement among the parties with respect to the subject matter of it, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth or provided in this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first hereinabove written.



				SILK BOTANICALS.COM, INC.



				By:_________________________
				Joseph R. Bergmann, President



          Exhibit 2.2 - Pg. 25


				GRAHAM ENERGY, INC.



                                By: ________________________
						      President




				GRAHAM ENERGY OF NV, INC.



                                By: ________________________
						      President


          Exhibit 2.2 - Pg. 26



EXHIBIT B
---------
(Disclosure Schedules)


2.1	States in Which Graham Nevada is Qualified to do Business
        as a Foreign Corporation:

2.2	[Intentionally Omitted].

2.3	[Intentionally Omitted].

2.4	Financial Statements:

2.5	List of Liabilities:

2.6	Material Changes:

2.7	Leases:

2.8	Encumbered Assets:

2.9	Receivables:

2.10	Equipment:

2.11	Outstanding Tax Obligations:

2.12	Material Contracts

2.13	Proprietary Assets:

2.14	Legal Proceedings:

2.15	Bank Accounts:



          Exhibit 2.2 - Pg. 27